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                                                               EXHIBIT 99

                      OTG SOFTWARE TO ACQUIRE SMART STORAGE

    Strategic Move Enables OTG to Take Advantage of Exploding CD/DVD Storage Market, Expand International Channel and Increase Development Staff By Over 60%

  A Company Conference Call Will Be Held Friday March 23, 2001 At 4:30 P.M. EST

BETHESDA, MD., MARCH 22 - OTG Software (NASDAQ: OTGS), a leading software provider of online data storage, data access and patent- pending email management solutions, and Smart Storage, a leading provider of standards based DVD and CD storage management software, today announced that the two companies have signed a definitive agreement for OTG Software to acquire Smart Storage.

Further executing on OTG's business strategy, this acquisition (1) adds powerful technology that enables OTG to offer its application-centric storage solutions for all CD/DVD media in addition to other storage devices, (2) strengthens OTG's heterogeneous approach to storage management, (3) positions the company to attack fast growing new market segments such as rich media that are CD/DVD based, (4) bolsters its European and Asian penetration, and (5) adds valuable personnel to fuel growth, including 50 developers.

Under the terms of the merger agreement, and subject to customary closing conditions, OTG anticipates that it will acquire Smart Storage in a stock-for-stock transaction of approximately 3.55 million OTG common shares in a pooling of interests acquisition. The companies anticipate that this transaction will close on or about March 31, 2001. The acquisition will be nominally accretive to the combined financial statements by the end of 2001.

"Businesses today demand software solutions that not only help reduce the cost of storage management, but also enable direct access to end users' most valuable asset - their data", said Richard Kay, Chairman and CEO of OTG Software. "With the acquisition of Smart Storage, we believe OTG will be able to enhance its open, distributed and scalable storage solutions. Just like our successful xVault acquisition last year accelerated our drive into the email marketplace, Smart Storage's CD/DVD technology will speed our entry into the rich media market, significantly boost our international momentum, and enable us to offer even more compelling solutions for storing and accessing data on the UNIX and Linux platforms. Smart Storage's development resources in the US and India, in addition to their management and sales depth, also strengthens OTG's foundation for continued growth."

With the acquisition of Smart Storage, OTG is continuing its strategy to capitalize on the explosion in data storage and access needs, and the multi-billion dollar opportunities in the storage and messaging markets. According to a recent U.C. Berkeley study, the amount of information being generated is expected to double annually, with more original information being created in the next two years (2001-02) than in the entire history of mankind. OTG believes storing, tracking and retrieving information has never been as important, and the Smart Storage acquisition strengthens OTG's role as a leader in this arena.

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"We are very excited about combining the strengths of the Smart Storage and the
OTG teams. Smart Storage's standards based technology, proven commitment to NT and UNIX platforms, and strong international presence naturally fit with OTG. Additionally, we share OTG's vision of satisfying the universal demand for information access for any kind of content with any kind of storage device in today's heterogeneous data network and platform environments," states Kirit Patel, CEO of Smart Storage.

The Company will hold an investor conference call on Friday, March 23, 2001 at 4:30 p.m. Eastern Standard Time. Investors will be able to listen to the call by dialing 1-800-230-1093 in the U.S. or 612-332-0932 internationally, shortly before the scheduled starting time. The call will be available for replay until 11:59 p.m. EST March 30, 2001 by dialing 800-475-6701 in the U.S. or 320-365-3844 internationally. The access code is 578792.

ABOUT SMART STORAGE

Smart Storage Inc., founded in 1992, develops innovative storage management software that enhances business productivity by providing long- term, cost effective access to information. SmartStor enables companies to increase the availability of information to their employees and customers by utilizing networking architectures such as LANs, SANs, and the Internet; networked servers such as Windows NT, UNIX and NetWare; and storage devices including CD-ROM, CD-R, DVD-ROM, DVD-R and DVD-RAM media. With its corporate headquarters in Andover, Massachusetts, and subsidiary offices in Japan, Germany, the United Kingdom, and India, Smart Storage markets its complete line of SmartStor products worldwide through partnerships with distributors, VARs, system integrators, and OEMs. For more information on Smart Storage, visit www.smartstorage.com.

ABOUT OTG SOFTWARE

Headquartered in Bethesda, Maryland, OTG Software is a provider of online storage management and access solutions, including EmailXtender, its patent pending dynamic email management solution. OTG's software enables enterprises to store, track and retrieve data over a variety of network architectures, including the Web and storage area networks. Through its application-centric product suite, OTG offers a Web and e-commerce solution that provides robust functionality across many industries. OTG empowers storage by combining storage with access and email management. OTG's products support over 750 storage devices, are easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system. OTG Software's products are used by over 8,000 organizations worldwide and are available through a network of over 350 VARs, distributors, and OEMs. For more information on OTG Software, visit www.otg.com.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (i) the ability to recruit and retain qualified technical and other personnel in a highly competitive market, (ii) market acceptance of our new and future products, (iii) the growth and adoption rate of Windows NT and Windows 2000, (iv) growing competition and (v) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 7, 2001.